Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROADVIEW NETWORKS HOLDINGS, INC.

Filed pursuant to Section 242 of the General Corporation Law of the State of Delaware

THE UNDERSIGNED, being the duly appointed and acting Secretary of Broadview Networks Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, on behalf of Broadview Networks Holdings, Inc. and not in his individual capacity, as follows:

1. The name of the corporation is Broadview Networks Holdings, Inc. (the “Company”).

2. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on November 19, 1996. At the time of the original filing on November 19, 1996, the name of the Company was Coaxicom, Inc. Such Certificate of Incorporation was amended and/or restated as of June 29, 1998, September 10, 1998, April 23, 1999, July 6, 2000, March 11, 2002, January 14, 2005, August 23, 2006, January 30, 2007, February 23, 2007 and May 31, 2007 (the “Tenth Amended and Restated Certificate of Incorporation”).

3. This Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation, which amends the Tenth Amended and Restated Certificate of Incorporation, was duly adopted by the requisite vote of the Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the DGCL. This Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 of the DGCL.

4. The definition of “Absolute Liquidation Preference” in Article Four, Section (C)(l)(k) of the Tenth Amended and Restated Certificate of Incorporation is hereby amended and restated as follows: ““Absolute Liquidation Preference” shall mean (i) prior to July 12, 2012, (x) $516.35 per share of Series A Preferred Stock or Series A-l Preferred Stock less (y) the aggregate amount of any cash dividends paid, pursuant to Section (C)(l)(b)(i)(2) of this Article Four, with respect to each share of the Series A Preferred Stock and Series A-l Preferred Stock, provided that the Absolute Liquidation Preference with respect to any share of Series A Preferred Stock or Series A-l Preferred Stock shall not be reduced to an amount less than $0.00, and (ii) on or after July 12, 2012, $0.00, and, for the avoidance of doubt, for the purposes of this Tenth Amended and Restated Certificate of Incorporation, as amended, any provision contingent upon or requiring a prior payment or satisfaction of the Absolute Liquidation Preference shall, on or after July 12, 2012, be given effect as if such prior payment or satisfaction of the Absolute Liquidation Preference shall have occurred and been satisfied in full.”

5. The definition of “Absolute Liquidation Preference” in Article Four, Section (C)(2)(k) of the Tenth Amended and Restated Certificate of Incorporation is hereby amended is hereby amended and restated as follows: ““Absolute Liquidation Preference” shall mean (i) prior to July 12, 2012, (x) $516.35 per share of Series B Preferred Stock or Series B-l Preferred Stock less (y) the aggregate amount of any cash dividends paid, pursuant to Section (C)(l)(b)(i)(2) of this Article Four, with respect to each share of the Series B Preferred Stock and Series B-l Preferred Stock, provided that the Absolute Liquidation Preference with respect to any share of Series B Preferred Stock or Series B-l Preferred Stock shall not be reduced to an amount less than $0.00, and (ii) on or after July 12, 2012, $0.00, and, for the avoidance of doubt, for the purposes of this Tenth Amended and Restated Certificate of Incorporation, as amended, any provision contingent upon or requiring a prior payment or satisfaction of the Absolute Liquidation Preference shall, on or after July 12, 2012, be given effect as if such prior payment or satisfaction of the Absolute Liquidation Preference shall have occurred and been satisfied in full.”

6. The definition of “Absolute Liquidation Preference” in Article Four, Section (C)(3)(k) is hereby amended and restated as follows: ““Absolute Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, Series A-l Preferred Stock, Series B Preferred Stock or Series B-l Preferred Stock (i) prior to July 12, 2012, (x) $516.35 less (y) the aggregate amount of any cash dividends paid with respect to each share of the Series A Preferred Stock, Series A-l Preferred Stock, Series B Preferred Stock and Series B-l Preferred Stock; provided that the Absolute Liquidation Preference with respect to any share of Series A Preferred Stock, Series A-l Preferred Stock, Series B Preferred Stock or Series B-l Preferred Stock shall not be reduced to an amount less than $0.00, and (ii) on or after July 12, 2012, $0.00, and, for the avoidance of doubt, for the purposes of this Tenth Amended and Restated Certificate of Incorporation, as amended, any provision contingent upon or requiring a prior payment or satisfaction of the Absolute Liquidation Preference shall, on or after July 12, 2012, be given effect as if such prior payment or satisfaction of the Absolute Liquidation Preference shall have occurred and been satisfied in full.”

7. The definition of “Series C Liquidation Preference” in Article Four, Section (C)(3)(k) is hereby amended and restated as follows: ““Series C Liquidation Preference” shall mean the greater of (x) the Series C Accrued Value on a share of Series C Preferred Stock less $516.35 or (y) the amount of securities, cash or other property that would be payable to such holder in the Liquidation in respect of Class A Common Stock issuable upon conversion of such share of Series C Preferred Stock if all outstanding shares of Series C Preferred Stock were converted into Class A Common Stock immediately prior to the Liquidation in accordance with Section (C)(3)(g) of this Article Four hereof; provided that holders of Series C Preferred Stock shall not be entitled to receive the amount described in clause (y) of this definition unless either (i) all holders of Series A Preferred Stock, Series A-l Preferred Stock, Series B Preferred Stock and Series B-l Preferred Stock have received payment in full in respect of the Series A

Liquidation Preference, the Series A-l Liquidation Preference, the Series B Liquidation Preference and the Series B-l Liquidation Preference, respectively, as well as, with respect to all such holders, payment in full in respect of the Absolute Liquidation Preference or (ii) the amounts described in clause (y) of the definitions of each of Series A Liquidation Preference, Series A-l Liquidation Preference, Series B Liquidation Preference and Series B-l Liquidation Preference is greater than the amounts described in clause (x) of each of such definitions.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation as of this 12th day of July, 2012.

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Michael K. Robinson
Name:	Michael K. Robinson
Title:	President & Chief Executive Officer